Exhibit 99.1


April 22, 2015
Press Release

Kentucky Bancshares, Inc. Shares Begin Trading on OTCQX Marketplace

PARIS, KY - April 22, 2015 - Kentucky Bancshares, Inc. (OTCQX: KTYB), the bank holding company of Kentucky Bank, announced its common stock begins trading today on OTCQX, the best marketplace for established, global and growth companies operated by OTC Markets Group. Prior to this, the Company's shares traded on the OTCQB Venture Marketplace. The Company's stock symbol, KTYB, remains the same. Investors can find current financial disclosure and Real-Time Level 2 quotes for the Company on www.otcmarkets.com. Raymond James Financial, Inc. serves as Kentucky Bancshares, Inc.'s Corporate Broker on OTCQX.

OTCQX is the best marketplace designed for established, investor-focused companies that meet high financial standards, are current in their financial disclosures and are sponsored by a professional third-party advisor. The companies found on OTCQX are distinguished by the excellence of their operations and the diligence with which they convey their qualifications. Kentucky Bancshares, Inc. believes the OTCQX marketplace will provide better visibility and exposure to the Company and improve the liquidity of the Company's stock.

We are pleased that Kentucky Bancshares, Inc. was approved to trade on the OTCQX marketplace, said Louis Prichard, the company's President and Chief Executive Officer. The increased visibility and transparency of the marketplace is expected to increase the liquidity of our shares and ultimately improve shareholder value. The transparency of the OTCQX marketplace is consistent with the corporate governance and reporting practices already being followed by Kentucky Bancshares, Inc., he added.

About Kentucky Bancshares, Inc.
Kentucky Bancshares, Inc. is headquartered in Paris, Kentucky and is the parent company of Kentucky Bank, which operates 15 banking centers throughout central and eastern Kentucky. Kentucky Bank, a commercial bank and trust company, serves individuals and small businesses by offering banking products such as corporate services and investment management. The bank delivers services that combine the best of personal touch with convenient technology-based delivery. For more information please go to www.kybank.com.

Forward-Looking Statements
Except for historical information contained herein, the discussion in this Report may include certain forward-looking statements based upon management expectations. Actual results and experiences could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Factors which could cause future results to differ from these expectations include the following: change in economic conditions in the markets we serve, changes in laws or regulatory enforcement, monetary and fiscal policies of the federal government, changes in interest rates, demand for financial services, the impact of our continuing growth strategy, and other factors including various risk factors set forth in our most recent annual report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission. Our annual report on Form 10-K and these other reports are available publicly on the SEC website, www.sec.gov, and on the bank's website, www.kybank.com.